Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS PROVIDES
UPDATE ON VIRAMIDINE® CLINICAL TRIALS

— Phase 2 SVR Data Show Comparable Efficacy and Superior Hematological Safety to Ribavirin —
— Company Completes Enrollment in VISER2 Pivotal Phase 3 Trial —

     COSTA MESA, Calif., January 20, 2005 — Valeant Pharmaceuticals International (NYSE: VRX) today provided an update on its Viramidine® clinical trials and announced that the company completed enrollment in its VISER2 Phase 3 pivotal trial for Viramidine in January 2005. The company is developing Viramidine, a nucleoside (guanosine) analog, in oral form, for administration in combination with pegylated interferon for the treatment of chronic hepatitis C in treatment-naïve patients. Valeant has conducted an initial analysis of the sustained viral response (SVR) data for its Viramidine Phase 2 proof-of-concept study compared to ribavirin. The results validate the study design by continuing to show that Viramidine demonstrates comparable efficacy to ribavirin in SVR and a significantly reduced incidence of anemia.

     The final analyses of all Phase 2 data have been submitted for presentation to the European Association for the Study of the Liver Conference in April 2005. The Phase 2 trial has met its design objective by confirming the selection of the 600 mg BID dose used in the two pivotal Phase 3 trials: VISER1 and VISER2 (VISER stands for VIramidine’s Safety and Efficacy vs. Ribavirin). These two trials compare the 600 mg BID dose of Viramidine to the ribavirin 1,000/1,200 mg daily dose with approximately 100 sites worldwide and approximately 1,000 patients in each study. Phase 3 is the last phase in a multi-phase clinical evaluation that may lead to the filing of a New Drug Application. The significantly expanded patient populations in the Phase 3 studies are necessary to substantiate the reduction in anemia and comparable efficacy seen in the Phase 2 trials.

     Timothy C. Tyson, Valeant’s President and Chief Executive Officer, said, “We are pleased that the Phase 2 study continues to demonstrate that the 600 mg BID dose chosen for the Phase 3 trials is the appropriate dosing choice. The significantly lower incidence of anemia, comparable efficacy to ribavirin are consistent with the Phase 2 study’s previously reported 24 and 48 week interim analyses. We are excited about Viramidine’s potential and look forward to continuing the Phase 3 pivotal trials, which both finished enrollment in record time.”

     The Viramidine Phase 2 study, conducted entirely in the U.S., consisted of 180 treatment-naïve subjects with chronic HCV. Treatment duration was based on genotype, with genotypes 2 and 3 receiving 24 weeks of treatment and genotype 1 receiving 48 weeks of treatment, each with a post-

treatment follow-up period of 24 weeks. The 24-week follow-up period is considered the standard evaluation of efficacy.

     Anemia rates (Hb < 10g/dL) during the treatment period were significantly lower in patients treated with Viramidine than those treated with ribavirin (4 percent versus 27 percent; p<0.001). Among patients receiving the 400 mg BID dosage of Viramidine, there were no cases of defined anemia and among patients receiving the 600 mg BID dosage there was only one case of defined anemia (2 percent). In contrast, there was an 11 percent incidence of defined anemia in the 800 mg BID arm and a 27 percent incidence in the ribavirin arm. Other types of adverse events were similar between treatment arms. (The most common other adverse events associated with combination therapy are fatigue, headache, insomnia, depression and myalgia.)

     At the end of the 24-week follow-up period, differences in SVR were not statistically significant among the Viramidine arms and ribavirin. The overall viral response rates, along with the 95 percent confidence intervals (CI) by treatment arm are summarized as follows:

Viramidine Phase 2: Overall Efficacy
Percent of Patients with Undetectable HCV RNA*
(Intent-to-Treat Analysis)

			End-of-Treatment			24 Week Follow-Up
	Dose	N	95% Low CI	Response Rate	95% High CI	95% Low CI	Response Rate	95% High CI

Viramidine	400mg BID	47	41%	55%	70%	11%	23%	36%

	600mg BID	43	48%	63%	77%	23%	37%	52%

	800mg BID	45	37%	51%	66%	16%	29%	42%

	1,000/1,200mg
ribavirin	Daily	45	48%	62%	76%	30%	44%	59%

*	Bayer TMA Assay; sensitivity to 5 IU/mL, 25 copies/mL

     Kim D. Lamon, M.D., Ph.D., Valeant’s President, R&D, and Chief Scientific Officer, noted, “The patient population in the Phase 2 study provided sufficient data to clearly point to the 600 mg BID dose as the appropriate dose to use in the Phase 3 studies designed to further substantiate the reduction in anemia and the comparable efficacy to ribavirin.”

     Robert Gish, M.D., Medical Director of the Liver Transplant Program at the California Pacific Medical Center in San Francisco, California, and the principal investigator in the Phase 2 trial, said, “The reduced incidence of anemia seen with Viramidine 600mg BID is a potentially significant advance in the treatment of HCV. Ribavirin-associated anemia (Hb < 10g/dL) occurs in approximately 20-30 percent of patients and often requires dose reduction or discontinuation of the ribavirin, or the administration of erythropoietin. An agent that reduces the incidence of anemia and does not compromise efficacy would be a great therapeutic alternative to the current standard of care.”

     Additional information regarding the Phase 2 trial was filed by the company today with the Securities and Exchange Commission on Form 8-K and is also available on the company’s Web site at www.valeant.com.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including funding and conducting clinical trials and expected research and development expenses. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control, adverse events that would require the clinical trials to be prematurely terminated, clinical results that indicate continuing clinical and commercial pursuit of Viramidine is not advisable, the fact that Phase 2 clinical trial results are not always indicative of those seen in Phase 3 clinical trials, and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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